ASSET PURCHASE AGREEMENT
among

Triton Miami Inc., Ross Himber, Bruce Tappen and Kevin Sadovnik

and

ADDvantage Triton, LLC

dated as of
October 14, 2016

Page
ARTICLE I	DEFINITIONS	1
ARTICLE II	PURCHASE AND SALE	11
2.01	Purchase and Sale of Assets	11
2.02	Excluded Assets	12
2.03	Assumed Liabilities	13
2.04	Excluded Liabilities	13
2.05	Purchase Price	15
2.06	Working Capital Adjustment	15
2.07	Allocation of Purchase Price	17
2.08	Withholding Tax	18
2.09	Deferred Payments	18
2.10	Escrow	21
2.11	Third Party Consents	22
ARTICLE III	CLOSING	22
3.01	Closing	22
3.02	Closing Deliverables	22
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS	23
4.01	Organization and Qualification of Seller	24
4.02	Authority of Seller	24
4.03	No Conflicts; Consents	24
4.04	Financial Statements	25
4.05	Undisclosed Liabilities	25
4.06	Certain Changes, Events and Conditions Since the Balance Sheet Date	25
4.07	Material Contracts	28
4.08	Title to Purchased Assets	29
4.09	Condition and Sufficiency of Assets	29
4.10	Real Property	30
4.11	Intellectual Property	31
4.12	Inventory	33
4.13	Accounts Receivable	33
4.14	Customers and Suppliers	34
4.15	Insurance	34
4.16	Legal Proceedings; Governmental Orders	35
4.17	Compliance With Laws; Permits	35
4.18	Environmental Matters	35
4.19	Employee Benefit Matters	37
4.20	Employment Matters	39
4.21	Taxes	41
4.22	Brokers	41
4.23	Full Disclosure	42

i

4.24	Disclaimer	42
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	42
5.01	Organization of Buyer	42
5.02	Authority of Buyer	42
5.03	No Conflicts; Consents	42
5.04	Brokers	43
5.05	Legal Proceedings	43
5.06	Sufficiency of Funds	43
ARTICLE VI	COVENANTS	43
6.01	Employees and Employee Benefits	43
6.02	Confidentiality	44
6.03	Non-competition; Non-solicitation	44
6.04	Books and Records	45
6.05	Public Announcements; SEC Filings	46
6.06	Bulk Sales Laws	46
6.07	Receivables	46
6.08	Transfer Taxes	46
6.09	Property Taxes and Other Proration Items	47
6.10	Further Assurances	47
ARTICLE VII	INDEMNIFICATION	47
7.01	Survival	47
7.02	Indemnification By Seller	47
7.03	Indemnification By Buyer	48
7.04	Certain Limitations	48
7.05	Indemnification Procedures	49
7.06	Payments	51
7.07	Tax Treatment of Indemnification Payments	51
7.08	Insurance Offset	51
7.09	Effect of Investigation	52
7.10	Exclusivity	52
ARTICLE VIII	MISCELLANEOUS	52
8.01	Expenses	52
8.02	Notices	52
8.03	Interpretation	53
8.04	Headings	53
8.05	Severability	53
8.06	Entire Agreement	54
8.07	Successors and Assigns	54
8.08	No Third-party Beneficiaries	54
8.09	Amendment and Modification; Waiver	54

8.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	54
8.11	Equitable Remedies	55
8.12	Attorneys’ Fees and Interest	55
8.13	Cumulative Remedies	56
8.14	Time of the Essence	56
8.15	Counterparts	56
8.16	Joint and Several Liability of Shareholders	56

Schedules

Seller Shareholder Ownership Percentages	2.09(b)
Disclosure Schedule*

*  Provided under separate cover.

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of October 14, 2016, is entered into among Triton Miami Inc., a Florida corporation (“Seller”), Ross Himber, Bruce Tappen and Kevin Sadovnik (the “Shareholders”), and ADDvantage Triton, LLC, an Oklahoma limited liability company (“Buyer”).
RECITALS
 WHEREAS, Seller is engaged in the business of buying and selling new and refurbished IP phones and data networking equipment (the “Business”);
 WHEREAS, the Shareholders are the shareholders of Seller and as such, will benefit from the transaction contemplated by this Agreement; and
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;
 NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
                                     ARTICLE I
                                     DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Accounts Receivable” has the meaning set forth in Section 2.01(a).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 2.07.
“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).
“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Audited Financial Statements” has the meaning set forth in Section 4.04.
“Balance Sheet” has the meaning set forth in Section 4.04.
“Balance Sheet Date” has the meaning set forth in Section 4.04.
“Basket” has the meaning set forth in Section 7.04(a).
“Benefit Plan” has the meaning set forth in Section 4.19(a).
“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).
“Books and Records” has the meaning set forth in Section 2.01(l).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Tulsa, Oklahoma are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitees” has the meaning set forth in Section 7.02.
“Buyer’s Accountants” means Hogan, Taylor LLP.
“Cap” has the meaning set forth in Section 7.04(a).
“Calculation Periods” means (a) the twelve month period beginning on the first day of the calendar month immediately following the month in which Closing occurs and ending on the last day of the twelfth calendar month thereafter, and (b) each of the twelve month periods described in (a) above beginning in 2016, 2017 and 2018, respectively.  The final Calculation Period shall end in 2019.
“Cause” means (a) an employee’s conviction of, or plea of guilty or nolo contendere to, a felony, (b) an act of fraud or dishonesty by an employee in connection with the Business, (c) an employee’s gross negligence or intentional misconduct in the performance of his duties to the Buyer or its Affiliate, including but not limited to the employee’s refusal to act as directed by the chief executive officer or board of directors (or similar governing body) of his employer or the employee’s failure to devote his full business time to the business of the Buyer or its Affiliate. (d) a breach by an employee who is also a Shareholder of his obligations to the Buyer or its

Affiliate under this Agreement or under any of the other Transaction Documents, or (e) any other intentional conduct of an employee that materially injures the Business, Buyer or its Affiliate; provided that with respect to items (c), (d) and (e) above employee has been given written notice of such for Cause item and has failed to cure it within ten days of receiving such notice.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Closing Working Capital” means: (a) Current Assets, (excluding cash and cash equivalents) less (b) Current Liabilities, determined as of the open of business on the Closing Date.
“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Seller’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
“Current Liabilities” means all Assumed Liabilities.
“Debt Payoff Amount” means the portion of the Purchase Price which is paid to the Seller’s lender in full satisfaction of the Seller’s indebtedness.
“Deferred Payments” means the payments to be made by the Buyer to the Seller pursuant to Section 2.09.
“Direct Claim” has the meaning set forth in Section 7.05(c).
“Disclosure Schedule” means the Disclosure Schedule delivered by Seller  concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).
“Dollars or $” means the lawful currency of the United States.
“Earn-Out Calculation” has the meaning set forth in Section 2.09(c)(i).
“Earn-Out Calculation Delivery Date” has the meaning set forth in Section 2.09(c)(i).
“Earn-Out Calculation Objection Notice” has the meaning set forth in Section 2.09(c)(ii).
“Earn-Out Calculation Statement” has the meaning set forth in Section 2.09(c)(i).
“Earn-Out Payment” has the meaning set forth in Section 2.09(b).
“Earn-Out Period” means the 36 month period beginning on the commencement of the Calculation Periods and ending 36 months later on the final day of the Calculation Periods.
“Earn-Out Review Period” has the meaning set forth in Section 2.09(c)(ii).
“EBITDA” means, with respect to any Calculation Period, the net income before interest, income taxes, depreciation and amortization of the Business (which shall include any revenue from any new customers, and existing customers of the Business as of the Closing, generated following the Closing) for such period, determined in accordance with GAAP; provided that in so determining the amount of EBITDA, the following adjustments shall be made:
(i) any expenses paid by the Buyer (or the owner of the Business) or an Affiliate of Buyer to a third party on behalf of the Business or its employees, including, but not limited to, commercial and general liability insurance, employee benefits and employee payroll shall be included in the calculation of EBITDA; and
(ii) any expenses paid or incurred by Buyer (or the owner of the Business) or an Affiliate of Buyer to manage the corporate structure of the Business, including, but not limited to, accounting and legal fees and corporate payroll, that are allocated to the Business for accounting or similar purposes shall be excluded from the calculation of EBITDA unless approved in writing by the Seller, such approval not to be unreasonably withheld or conditioned.
“EBITDA Threshold” means, with respect to any Calculation Period, the EBITDA threshold amount of $1,200,000.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C.  §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Escrow Account” means the account established pursuant to the Escrow Agreement.
“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, dated as of the Closing Date.
“Escrow Amount” means the sum of $140,000 deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.
“Escrow Funds” means the funds held by the Escrow Agent pursuant to the Escrow Agreement.
“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a).
“Estimated Closing Working Capital Adjustment” has the meaning set forth in Section 2.06(a).
“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.06(a).
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Contracts” has the meaning set forth in Section 2.02(a).
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Final Working Capital” has the meaning set forth in Section 2.06(b)(ii).
“Financial Statements” has the meaning set forth in Section 4.04.
“FIRPTA Certificate” means the affidavit attesting that the Seller is not a foreign Person.
“Fixed Deferred Payments” has the meaning set forth in Section 2.09(a).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Government Contracts” has the meaning set forth in Section 4.07(a)(viii).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Guaranty” has the meaning set forth in Section 3.02(b)(v).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Party” has the meaning set forth in Section 7.05.
“Indemnifying Party” has the meaning set forth in Section 7.05.
“Independent Accountant” has the meaning set forth in Section 2.06(c)(iii).
“Initial Purchase Price Payment” means Six Million Five Hundred Thousand Dollars ($6,500,000) plus or minus the Estimated Working Capital Adjustment minus the Escrow Amount and minus the Debt Payoff Amount.
“Insurance Policies” has the meaning set forth in Section 4.15.
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, routines, algorithms, architecture, files, records, schematics, computerized databases and other related specifications and documentation (collectively, “Software”); (g) semiconductor chips and mask works; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.
“Intellectual Property Assets” means all Intellectual Property that is owned or licensed by Seller and used in or necessary for the conduct of the Business as currently conducted.
“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including patents, patent applications, trade names, trademark and service mark registrations and registration applications, domain name registrations, copyright registrations and registration applications.
“Interim Balance Sheet” has the meaning set forth in Section 4.04.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.
“Interim Financial Statements” has the meaning set forth in Section 4.04.
“Inventory” has the meaning set forth in Section 2.01(b).
“Joint Instruction Letter” has the meaning set forth in Section 2.10(c).
“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of the Shareholders or of any director or officer of Seller, after due inquiry of Seller’s employees and agents.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.10(b).
“Leases” has the meaning set forth in Section 4.10(b).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.
“Malicious Code” has the meaning set forth in Section 4.11(g).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Business considered as a whole.
“Material Contracts” has the meaning set forth in Section 4.07(a).
“Material Customers” has the meaning set forth in Section 4.14(a).
“Material Suppliers” has the meaning set forth in Section 4.14(b).
“Multiemployer Plan” has the meaning set forth in Section 4.19(c).
 “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 4.08.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.05.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).
“Restricted Business” means the Business.
“Restricted Period” has the meaning set forth in Section 6.03(a).
“Review Period” has the meaning set forth in Section 2.06(c)(i).
“Seller” has the meaning set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 7.03.
“Seller’s Accountants” means Morrison, Brown, Argiz & Farra LLC.
“Shareholder(s)” has the meaning set forth in the preamble.
“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).
“Systems” has the meaning set forth in Section 4.11(g).
“Tangible Personal Property” has the meaning set forth in Section 2.01(e).
“Target Working Capital” has the meaning set forth in Section 2.06(a).
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Terminated Shareholder: has the meaning set forth in Section 2.09(b).
“Territory” means North America.

“Third Party Claim” has the meaning set forth in Section 7.05(a).
“Transaction Documents” means this Agreement and the Schedules thereto (including without limitation the Disclosure Schedule and the Allocation Schedule), the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of Leases, the Escrow Agreement, the Guaranty and the other agreements, instruments and documents required to be delivered at the Closing.
“Undisputed Amounts” has the meaning set forth in Section 2.06(c)(iii).
“Union” has the meaning set forth in Section 4.20(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
                                     ARTICLE II
                                  PURCHASE AND SALE
2.01 Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:
(a)	all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(b)	all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);
(c)	all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(c) of the Disclosure Schedule (the “Assigned Contracts”);
(d)	all Intellectual Property Assets, including, without limitation, those listed in Section 4.11(a) of the Disclosure Schedule;
(e)
all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”), including without limitation those items of Tangible Personal Property listed in Section 2.01(e) of the Disclosure Schedule;

(f)	all Leased Real Property, including, without limitation, the Leased Real Property listed on Section 4.10(b) of the Disclosure Schedule;

(g)
all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedule;

(h)
all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i)
all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(j)	all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(k)
all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities, provided Buyer acknowledges that Seller may terminate any of the Insurance Policies following the Closing and such termination may impact such benefits, rights and proceeds;

(l)
originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(m)	all goodwill and the going concern value of the Business.
2.02 Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)	Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);
(b)	the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
(c)	all Benefit Plans and assets attributable thereto;

(d)	the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedule;
(e)	any attorney work product or attorney-client communications;
(f)	all cash and cash balances of Seller; and
(g)	the rights which accrue or will accrue to Seller under the Transaction Documents.
2.03 Assumed Liabilities.  Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)
all trade accounts payable of Seller to third parties in connection with the Business, including credit card balances incurred in connection with the Business, that remain unpaid and are not more than 90 days past due as of the Closing Date and that either are reflected on the Interim Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date; and

(b)
all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

2.04 Excluded Liabilities.  Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).  Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy, provided that Seller may withhold payment of any Excluded Liability disputed in good faith by Seller so long as Seller, if requested by Buyer, furnishes Buyer with information regarding the dispute.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)
any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, brokers (including without limitation the broker described in Section 4.22) consultants, advisers and others;

(b)
any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that are the responsibility of Seller pursuant to Section 6.08; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or

                                       Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)	any Liabilities relating to or arising out of the Excluded Assets;
(d)
any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)
any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f)	any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;
(g)	any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;
(h)
any Liabilities of Seller to any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i)
any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j)
any trade accounts payable of Seller (i) which do not constitute an Assumed Liability under Section 2.03(a); (ii) which constitute intercompany payables owing to Affiliates of Seller; or (iii) which constitute debt, loans or credit facilities to financial institutions (but excluding credit card debt which represents an Assumed Liability under Section 2.03(a));

(k)
any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l)	any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.03 as Seller Indemnitees;
(m)
any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n)	any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and
(o)	any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.
2.05 Purchase Price.  As consideration for the sale of the Purchased Assets, Buyer shall pay to the Sellers an aggregate amount (the “Purchase Price”) equal to the Initial Purchase Price Payment (plus or minus the Estimated Working Capital Adjustment), the Debt Payoff Amount, the distributions due the Sellers from the Escrow Account, the Deferred Payments due the Seller (including the aggregate Earn Out Payments due the Seller) plus or minus the Final Working Capital.
2.06 Working Capital Adjustment.
(a) Estimated Closing Working Capital Adjustment.  Seller has prepared and delivered to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement is attached hereto as Schedule 2.06(a) and contains an estimated balance sheet of Seller as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of Seller that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP.  The “Estimated Closing Working Capital Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $1,425,000 (the “Target Working Capital”). If the Estimated Closing Working Capital Adjustment is a positive number, the Initial Purchase Price Payment shall be increased by the amount of the Estimated Closing Working Capital Adjustment.  If the Estimated Closing Working Capital Adjustment is a negative number, the Initial Purchase Price Payment shall be reduced by the amount of the Estimated Closing Working Capital Adjustment.
(b) Post-Closing Adjustment.
(i)
Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a statement setting forth its calculation of Closing Working Capital (the “Closing Working Capital Statement”), and (B) a certificate of the chief financial officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent  fiscal year end, subject to the modifications and limitations set forth on Section 2.06(b)(i) of the Disclosure Schedule.

(ii)
The “Final Working Capital” shall be an amount equal to the Closing Working Capital minus the Target Working Capital. Buyer shall pay to Seller the amount by which the Final Working Capital exceeds the Estimated Working Capital Adjustment, and Seller shall pay to Buyer the amount by which the Estimated Working Capital Adjustment exceeds the Final Working Capital.  The amount payable by Buyer or Seller shall be the “Post-Closing Adjustment”.

(c) Examination and Review.
(i)
Examination.  After receipt of the Closing Working Capital Statement, Seller shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement.  During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii)
Objection.  On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”).  If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller.  If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)
Resolution of Disputes.  If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the

“Undisputed Amounts”) shall be submitted for resolution to the office of Grant Thornton LLP, Tulsa, Oklahoma or, if Grant Thornton LLP is unable to serve or has rendered other services to Seller or Buyer or their Affiliates within three years of the end of the Resolution Period, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)
Fees of the Independent Accountant.  The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)
Determination by Independent Accountant.  The Independent Accountant shall make a determination as soon as practicable within 60 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment and their determination of the respective liability of the Seller and Buyer for the fees and expenses of the Independent Accountant under Section 2.06(c)(iv) shall be conclusive and binding upon the parties hereto.

(vi)
Payments of Post-Closing Adjustment.  Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.  Any payment of the Post-Closing Adjustment owed by Seller to Buyer shall be paid by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement.  The amount of any Post-Closing Adjustment shall bear interest in accordance with Section 8.12(b) hereof.

(d) Adjustments for Tax Purposes.  Any payments made pursuant to this Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
2.07 Allocation of Purchase Price.  Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased

Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”).  The final Allocation Schedule shall be prepared by Buyer and delivered to the Seller within 90 days following the Closing Date for its approval.  If the Seller does not notify the Buyer in writing of an objection to the Allocation Schedule within 30 days of its delivery to the Seller, then the Allocation Schedule as prepared by the Buyer shall be deemed approved by the Seller.  If the Seller notifies Buyer in writing within 30 days of the delivery to the Seller of the Allocation Schedule that the Seller objects to one or more items reflected in the Allocation Schedule as being unreasonable and states the reason for such objection, the Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days of the delivery to Buyer of the written objections of the Seller, such dispute shall be resolved by the Independent Account.  The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer.  Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.  Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation Schedule.

    2.08 Withholding Tax.  Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold from Seller under any provision of Tax Law.  All such withheld amounts shall be treated as delivered to Seller hereunder.

2.09 Deferred Payments.  The Sellers shall earn additional consideration for the sale of the Purchased Assets and the Business on the terms set forth below:
(a)
Fixed Deferred Payment.  Subject to Section 2.09(f), the Buyer shall pay to the Seller an aggregate of Two Million Dollars in three installments of Six Hundred Sixty-Seven Thousand Dollars ($667,000) each payable on each of the first three anniversary dates of the Closing (the “Fixed Deferred Payment”).  If Buyer sells or transfers all or substantially all of the assets of the Business to a buyer who is not an Affiliate of Buyer, then all Fixed Deferred Payments shall become immediately due and owing and shall be paid out of the proceeds of any such sale of assets of Buyer.  If Buyer’s equityholder(s) sell or transfer the ownership interests of Buyer to any buyer who is not an Affiliate of Buyer (including by merger), then all Fixed Deferred Payment shall become immediately due and owing and shall be paid out of the proceeds of any such sale of the ownership interests.  Any Fixed Deferred Payment shall bear interest in accordance with Section 8.12(b) hereof.  The parties agree the Fixed Deferred Payments are (i) payments of deferred purchase price in connection with the transactions contemplated by this Agreement, and (ii) not contingent or conditioned upon any shareholder of Seller being employed by, or providing any services to, Buyer following the Closing.

(b)
EBITDA Earn-Out.  Buyer shall pay to Seller an amount, if any (each, an “Earn-Out Payment”), equal to sixty percent of the amount by which the EBITDA for a Calculation Period exceeds the EBITDA Threshold; provided, that in the event any Shareholder (a “Terminated Shareholder”) has voluntarily terminated his employment with Buyer or its

Affiliates or been terminated for Cause as an employee of Buyer or its Affiliates prior to the last day of a Calculation Period, then the Earn-Out Payment for such Calculation Period shall be reduced by a percentage equal to the ownership percentage of the Terminated Shareholder as set forth on Schedule 2.09(b) and provided further that there shall be no such reduction of the Earn-Out Payment if a Shareholder is terminated as an employee by Buyer or its Affiliate without Cause.  If the EBITDA for a particular Calculation Period does not exceed the EBITDA Threshold, no Earn-Out Payment shall be due for such Calculation Period.

(c)	Procedures Applicable to Determination of the Earn-Out Payments.
(i)
On or before the date which is 60 days after the last day of each Calculation Period (each such date, an “Earn-Out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of EBITDA for the applicable Calculation Period and its calculation of the resulting Earn-Out Payment (in each case, an “Earn-Out Calculation”).

(ii)
The Seller shall have 45 days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Earn-Out Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein.  During the Earn-Out Review Period, the Seller and the Seller’s Accountants shall have the right to inspect the Buyer’s books and records during normal business hours at the Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of EBITDA and the resulting Earn-Out Payments.  Prior to the expiration of the Earn-Out Review Period, the Seller may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Buyer.  Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by the Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  If the Seller fails to deliver an Earn-Out Calculation Objection Notice to Buyer prior to the expiration of the Earn-Out Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto.  If the Seller timely delivers an Earn-Out Calculation Objection Notice, Buyer and the Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the EBITDA and the Earn-Out Payment for the applicable Calculation Period.  If Buyer and the Seller are unable to reach agreement within 30 days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountants.  The Independent Accountants shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in no event greater than 60 days after such submission to the Independent Accountants, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice.  If unresolved disputed items are submitted to the Independent Accountants, Buyer and the Seller shall each furnish to the Independent Accountants such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountants may reasonably request.  The Independent Accountants shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and the Seller, and not by independent review.  The resolution of the dispute and the calculation of EBITDA that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accountants shall be final and binding on the parties hereto.  The fees and expenses of the Independent Accountants shall be borne by Seller and Buyer using the same methodology as set forth in Section 2.06(c)(iv).

(d)
No Security.  The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) Seller shall not have any rights as a securityholder of Buyer as a result of the Seller’s contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment, except to the extent that such Earn-Out Payment is not paid to the Seller when due, in which event such amount not paid when due shall bear interest in accordance with Section 8.12(b) hereof.

(e)
Timing of Payment of Earn-out Payments.  Subject to Section 2.09(f), any Earn-Out Payment that Buyer is required to pay pursuant to Section 2.09(b) or (c) hereof shall be paid in full no later than 30 days following the date upon which the determination of EBITDA for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.09(c) (including any final resolution of any dispute raised by Seller in an Earn-Out Calculation Objection Notice).  All Deferred Payments shall be made in immediately available funds to the Seller.

(f)
Right of Set-Off.  In the event the Seller fails within 30 days to pay any amounts due Buyer under this Agreement or the Transaction Documents, then Buyer shall have the right to withhold and/or set off against any Deferred Payment any amounts owed to Buyer or a Buyer Indemnitee under this Agreement or any other Transaction Document, subject, among other provisions, to the terms of Article VII, including, without limitation, the Cap.  Buyer’s obligation to pay any Deferred Payment shall be suspended and deferred up to the disputed amount during the pendency of any such 30-day payment period granted to Seller which commenced on or prior to the due date of such Deferred Payment, subject, among other provisions, to the terms of Article VII, including, without limitation, the Cap.

(g)	Post-Closing Operation of the Business.
(i)
Subject to subsections (ii) and (iii) below, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Purchased Assets and the Business, including, but not limited to, the capitalization, funding, structuring, sale, disposition or dissolution of the Business. Buyer shall have no obligation to operate the Business in order to achieve any Earn-Out Payment or to maximize the amount of any Earn-Out Payment.

(ii)
During the Earn-Out Period, Buyer shall not cause or allow the sale or transfer of Buyer or of all or substantially all of the assets of the Business (whether in a single transaction or a series of transactions, through merger or acquisition, or through an asset, equity, or any other type of transfer), or liquidate or dissolve the Buyer or the Business except that this Section 2.09(g)(ii) shall not apply under any of the following circumstances:  (A)  such transaction(s) are with an Affiliate of Buyer; or (B) Seller has not earned an Earn-Out Payment for the Earn-Out Period occurring immediately prior to the date of such transaction(s); or (C) such transaction(s) are part of a larger transaction in which all or substantially all of the assets of Buyer’s parent company have been transferred or in which a change in control of Buyer’s parent company has occurred; or (D) such transaction(s)  receive the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.  A buyer of the Business during the Earn-Out Period shall assume the Buyer’s remaining obligations to the Seller with respect to the Earn-Out Payment except as otherwise agreed in writing by the Seller.

(iii)
The Buyer covenants that, during the Earn-Out Period, it shall maintain the ability to account separately for the results of operations of the Business in a manner that will permit Buyer to determine the EBITDA of the Business, regardless of whether the Buyer elects to cause the Business or any of the Purchased Assets to be transferred to another entity except that this covenant shall not apply in connection with a transaction described in Section 2.09(g)(ii)(D), and the Buyer covenants that it shall not take any actions for the purpose and with the intent of avoiding, minimizing or reducing any of the Earn-Out Payments hereunder.  The Buyer covenants that, during the Earn-Out Period, the Buyer shall, within 30 days of the end of each calendar month, provide Seller with unaudited financial statements of the Business which shall permit the Seller to calculate the EBITDA of the Business for such calendar month.

2.10 Escrow.
(a)	At the Closing, Buyer shall deposit the Escrow Amount with the Escrow Agent to be held, invested, safeguarded and released pursuant to the terms of the Escrow Agreement.
(b)
The Escrow Agreement will provide that disbursements of the Escrow Funds shall only be made in accordance with written instructions jointly signed by Buyer and the Seller or pursuant to a final order of a court of competent jurisdiction.

(c)	The Seller and Buyer shall promptly (but in any event within three Business Days of a request) execute a joint instruction letter (which letter shall be in a form that complies with the requirements of the Escrow Agreement) (a “Joint Instruction Letter”) directing the Escrow Agent to disburse the portion of the Escrow Funds required to satisfy an obligation of Seller under Section 2.06.  Subject to the resolution of any pending claims under Section 2.06, all Escrow Funds remaining in the Escrow Account at February 15, 2017, shall be disbursed to Seller.
(d)
If either Buyer or Seller fails to timely execute and deliver a Joint Instruction Letter when required hereunder, any amount that should have been released from escrow pursuant to such instructions shall bear interest in accordance with Section 8.12(b) hereof.

2.11 Third Party Consents.  To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent and at Buyer’s expense in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.
                                  ARTICLE III                                                                                                                                                             CLOSING
    3.01 Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by the exchange of signatures and deliverables via e-mail and overnight delivery, on the date of this Agreement.  The date on which the Closing is to occur is herein referred to as the “Closing Date”.
3.02 Closing Deliverables.
(a)	At the Closing, Seller shall deliver to Buyer the following:
(i)	the Escrow Agreement duly executed by Seller;
(ii)	a bill of sale (the “Bill of Sale”) duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;
(iii)
an assignment and assumption agreement duly executed by Seller in form and substance reasonably satisfactory to Buyer (the “Assignment and Assumption Agreement”) effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)
an assignment[s] duly executed by Seller in form and substance reasonably satisfactory to Buyer (the “Intellectual Property Assignments”) transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(v)	with respect to each Lease, an Assignment and Assumption of Lease duly executed by Seller in form and substance reasonably satisfactory to Buyer (each, an “Assignment and Assumption of Lease”);
(vi)	the FIRPTA Certificate; and
(vii)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
(b)	At the Closing, Buyer shall deliver to Seller the following:
(i)	the Initial Purchase Price Payment;
(ii)	the Escrow Agreement duly executed by Buyer;
(iii)	the Assignment and Assumption Agreement duly executed by Buyer;
(iv)	with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;
(v)
a guarantee of Buyer’s obligations under this Agreement by Buyer’s parent company, ADDvantage Technologies Group, Inc., an Oklahoma public corporation, in form and substance reasonably satisfactory to Seller (the “Guaranty”); and

(vi)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.
(c)	At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.
(d)	At the Closing, Buyer shall deliver the Debt Payoff Amount to the Seller’s lender, and Seller’s lender shall deliver to Buyer a full release in form and substance satisfactory to Buyer.
                                    ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedule, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.
4.01 Organization and Qualification of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  Section 4.01 of the Disclosure Schedule sets forth each other jurisdiction in which Seller is licensed or qualified to do business.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.
4.02 Authority of Seller.  Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.  The Shareholders own all of the outstanding capital stock of Seller.  This Agreement has been duly executed and delivered by Seller and each Shareholder, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and each Shareholder enforceable against Seller and each Shareholder in accordance with its terms.  When each other Transaction Document to which Seller or a Shareholder is or will be a party has been duly executed and delivered by Seller or a Shareholder (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller or a Shareholder enforceable against it in accordance with its terms.
4.03 No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.
4.04 Financial Statements.  Complete copies of the audited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2014 and 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at June 30, 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included at Section 4.04 in the Disclosure Schedule.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements).  The Financial Statements are based on the books and records of the Business, and fairly present in all material respects (a) the financial condition of the Business as of the respective dates they were prepared, and (b) the results of the operations of the Business for the periods indicated.  The balance sheet of the Business as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of June 30, 2016 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”
4.05 Undisclosed Liabilities.  Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and/or which are not, individually or in the aggregate, material in amount.
4.06 Certain Changes, Events and Conditions Since the Balance Sheet Date.
(a)	Since the Balance Sheet Date, there has not been any:
(i)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(ii)	change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(iii)
change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(iv)
transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance sheet, except for the sale of Inventory in the ordinary course of business consistent with past practice;

(v)	amendment, termination or waiver of any rights constituting Purchased Assets;
(vi)	transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;
(vii)	damage, destruction or loss, or any interruption in use outside of the ordinary course of business, of any Purchased Assets, whether or not covered by insurance;
(viii)	acceleration, termination, modification to or cancellation of any Assigned Contract or Permit;
(ix)	capital expenditures in excess of $10,000, individually, or in excess of $50,000 in the aggregate;
(x)
 (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(xi)
hiring or promoting any person as or to (as the case may be) an officer position or hiring or promoting any employee below an officer position except to fill a vacancy in the ordinary course of business;

(xii)
adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(xiii)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;
(xiv)	adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xv)
purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(xvi)	entry into any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
(b)
Since the Balance Sheet Date, Seller has (x) conducted the Business in the ordinary course of business consistent with past practice; and (y) used reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business.  Without limiting the foregoing, since the Balance Sheet Date, Seller has:

(i)	preserved and maintained all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(ii)	paid the debts, Taxes and other obligations of the Business when due;
(iii)
continued to make commercially reasonable efforts to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable except in the ordinary course of business consistent with past practice;

(iv)	maintained the properties and assets included in the Purchased Assets in a manner consistent with past practice;
(v)	continued in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(vi)	defended and protected the properties and assets included in the Purchased Assets from infringement or usurpation;
(vii)	performed all of its obligations under all Assigned Contracts;
(viii)	maintained the Books and Records in accordance with past practice; and
(ix)	complied with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.

4.07 Material Contracts.
(a)
Section 4.07(a) of the Disclosure Schedule lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Leases and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedule, being “Material Contracts”):

(i)	all Contracts involving aggregate consideration in excess of $10,000 or which cannot be cancelled without penalty or without more than 90 days’ notice;
(ii)	all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;
(iii)	all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)
all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(vi)
all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)	all Contracts relating to indebtedness (including, without limitation, guarantees);
(viii)	all Contracts with any Governmental Authority (“Government Contracts”);
(ix)	all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)	all joint venture, partnership or similar Contracts;
(xi)	all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xii)	all powers of attorney with respect to the Business or any Purchased Asset;

(xiii)	all collective bargaining agreements or Contracts with any Union;
(xiv)	all Contracts between or among the Seller on the one hand and a Shareholder, an Affiliate of the Seller or of a Shareholder or an officer, director or employee of the Seller on the other hand; and
(xv)	all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.
(b)
Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect.  None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract.  To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.  There are no material disputes pending or to Seller’s Knowledge, threatened under any Contract included in the Purchased Assets.

4.08 Title to Purchased Assets.  Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets.  All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(a)	those items set forth in Section 4.08 of the Disclosure Schedule;
(b)	liens for Taxes not yet due and payable;
(c)
mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or

(d)
liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

4.09 Condition and Sufficiency of Assets.  To Seller’s Knowledge, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.  None of the Excluded Assets are material to the Business.
4.10 Real Property.
(a)	Neither Seller nor Shareholders own any real property that has been used in the Business.
(b)
Section 4.10(b) of the Disclosure Schedule sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and occupancy and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”).  Seller has delivered to Buyer a true and complete copy of each Lease.  With respect to each Lease:

(i)
such Lease is valid, binding, enforceable and in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)
Seller is not in breach or default under such Lease, and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)
Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)	Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)	Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)
Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or, to Seller’s Knowledge, threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or. to Seller’s Knowledge, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated.  Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d)
The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

4.11 Intellectual Property.
(a)
Section 4.11(a) of the Disclosure Schedule lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including Software (other than commercially available, off-the-shelf Software licensed pursuant to a standard, non-negotiated end user agreement) owned or filed by Seller, and specifies in each instance, to the extent applicable, the registration, application, serial or patent number thereof, the date of registration and/or filing thereof, and the jurisdiction in which such item is filed or registered.  Except as otherwise set forth on Section 4.11(a) of the Disclosure Schedule, all such items are currently in the name of Seller, and, to the extent applicable, all maintenance fees and other fees in respect thereof have been duly paid in a timely fashion, and all such items are in good standing and in full force and effect.

(b)
Section 4.11(b) of the Disclosure Schedule lists all Intellectual Property Agreements.  Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.  Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect.  None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement.  To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)
Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record owner of all right, title and interest in and to the Intellectual Property Assets, or has the valid right and license to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, without payment to any third party therefor, free and clear of Encumbrances other than Permitted Encumbrances.
(d)
All Seller owned Intellectual Property Assets have been developed or created (A) by then current employees of Seller, who developed or created such Intellectual Property Assets acting fully within the scope of their employment with Seller, or (B) by independent contractors engaged by Seller to perform such development services on behalf of Seller, and each such employee and independent contractor has entered into a written agreement establishing Seller’s ownership of all rights, title and interest in and to such Intellectual Property Assets and acknowledging Seller’s exclusive ownership thereof.  No government funding or facilities, or any funding or facilities or any university, college or other institution of higher education, were used in the development of any Intellectual Property Assets.

(e)
The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted.  The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(f)
Each item of the Intellectual Property Assets will, immediately subsequent to the Closing Date, be owned, licensed or available for distribution, sale, resale, license or other use by Buyer on such terms as are identical to those pursuant to which Seller, immediately prior to the Closing Date, owns, licenses or has the right to distribute, sell, resell, license or otherwise  use such item.

(g)
Seller’s rights in the Intellectual Property Assets are valid, subsisting and enforceable.  All Software, hardware, networks, communications devices and facilities, and other technology and related services owned and/or used by Seller (collectively, the “Systems”) are reasonably sufficient for the operation of the Business as currently conducted and for the reasonably anticipated needs of the Business.  Seller has arranged for disaster recovery and back-up services adequate to meet its needs in the event the performance of any of the Systems or any material component thereof is temporarily or permanently impeded or degraded due to any natural disaster or other event outside the reasonable control of the Seller.  To Seller’s Knowledge, none of the Systems contains any computer virus, Trojan horse, worm, time bomb, or similar code designed to disable, damage, degrade or disrupt the operation of, permit unauthorized access to, erase, destroy or modify any software, hardware, network or other technology (“Malicious Code”), and Seller has established and maintains commercially reasonable measures to ensure that the Systems, and all Software, information and data residing on its Systems or otherwise licensed or distributed by Seller, are free of Malicious Code.  During the three years prior to the Closing Date, no Malicious Code or error or defect has caused a material disruption, degradation or failure of any of the Systems or of the conduct of the Business, and there has been no unauthorized intrusion or breach of the security of any of the Systems.

(h)
Seller has taken all reasonable steps to safeguard and maintain the Intellectual Property Assets and the confidentiality and value of all trade secrets and confidential processes, procedures, source code, strategies, models, modules, business methods, know-how, data and other confidential information, data and materials owned by or licensed to the Seller or otherwise used in the operation of the Business, including requiring all Persons having access thereto to execute written non-disclosure agreements. No source code for any Software owned by the Seller has been delivered, licensed or made available to any Person other than a current employee of Seller.

(i)
The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person.  To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(j)
There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets.  Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

(k)
Notwithstanding anything in this Section 4.11 to the contrary, Buyer (i) acknowledges that Seller has not taken any action to register or provide any protection to the names “Triton Miami” or “Triton Datacom” or any variations thereof, and (ii) agrees any representation or warranty in this Agreement or the Transaction Documents to the contrary is hereby excepted with respect thereto.

4.12 Inventory.  To Seller’s Knowledge, all Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.  All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis.  The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are consistent with Seller’s routine past practice.
4.13 Accounts Receivable.  The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller that are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full in accordance with the payment terms applicable to such.  The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
4.14 Customers and Suppliers.
(a)
Section 4.14(a) of the Disclosure Schedule sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $50,000 in either of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  Seller has not received any notice, and Seller has no Knowledge, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)
Section 4.14(b) of the Disclosure Schedule sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 in either of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  Seller has not received any notice, and Seller has no Knowledge, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

4.15 Insurance.  Section 4.15 of the Disclosure Schedule sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2014.  There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued.  All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally; and (b) have not been subject to any lapse in coverage.  None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  True and complete copies of the Insurance Policies have been made available to Buyer.
4.16 Legal Proceedings; Governmental Orders.
(a)
Except as set forth in Section 4.16(a) of the Disclosure Schedule during the three years preceding the Closing Date, no Actions have been filed, and Seller served with notice thereof, or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.
4.17 Compliance With Laws; Permits.
(a)	Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b)
All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Section 4.17(b) of the Disclosure Schedule lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration.  To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedule.

4.18 Environmental Matters.
(a)
The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws.  Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)
Seller has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedule) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.  Seller has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of any Environmental Permits.

(c)
None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)
There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)	No active or abandoned aboveground or underground storage tanks have been owned or operated by Seller in connection with the Business or the Purchased Assets.
(f)	Seller has not owned, used or disposed of any Hazardous Materials in connection with the Business or the Purchased Assets.
(g)	Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(h)
Seller has provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedule: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)
Seller is not aware of  any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

4.19 Employee Benefit Matters.
(a)
Section 4.19(a) of the Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, health, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedule, each, a “Benefit Plan”).  None of the Benefit Plans are maintained, sponsored, contributed to, or required to be contributed to by Seller primarily for the benefit of employees of the Business outside of the United States.

(b)
With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)
Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws).  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.  Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code.  All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d)
Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)
With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) [no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)
Other than as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g)	There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)
There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable.  Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)
Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder.  Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)
Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.  Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

4.20 Employment Matters.
(a)
Section 4.20(a) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.  As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)
Seller is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business.  Seller has no duty to bargain with any Union.

(c)
Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws.  All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.  There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)	Seller has, to the extent applicable, complied with the WARN Act.
(e)
With respect to each Government Contract, Seller is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations.  Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations.  Seller is not, and has not been for the past three years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA.  Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

4.21 Taxes.
(a)
All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed.  Such Tax Returns are, or will be, true, complete and correct in all respects.  All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)
Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.
(d)	All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.
(e)	Seller is not a party to any Action by any taxing authority. There are no pending or, to Seller’s Knowledge, threatened Actions by any taxing authority.
(f)
There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)	Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(h)	Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).
(i)
None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j)	None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.
(k)	No claim has been made by any taxing authority in any jurisdiction where the Seller does not file Tax Returns that the Seller is, or may be, subject to Tax by that jurisdiction.
4.22 Brokers.  Except for Peter Berg of Transworld Business Advisors, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.
4.23 Full Disclosure.  No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
4.24 Disclaimer.  EXCEPT AS SET FORTH IN THIS AGREEMENT, NONE OF SELLER, THE SHAREHOLDERS OR THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, THE SHAREHOLDERS OR THEIR RESPECTIVE AFFILIATES OR WITH RESPECT TO ANY OF THE BUSINESS OR THE PURCHASED ASSETS.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
     ARTICLE V
    REPRESENTATIONS AND WARRANTIES OF BUYER
 Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.
5.01 Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oklahoma.
5.02 Authority of Buyer.  Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.  When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.
5.03 No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.
5.04 Brokers.  Except for Focus Investment Banking, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
5.05 Legal Proceedings.  There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
5.06 Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
                                                                                            ARTICLE VI                                                                                                                                                                  COVENANTS
6.01 Employees and Employee Benefits.
(a)
Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees.  Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.01.

(b)
Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)
Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date.  Seller also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
6.02 Confidentiality.  From and after the Closing, Seller and Shareholders shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller or a Shareholder can show that such information (a) is generally available to and known by the public through no fault of Seller, Shareholders, any of their respective Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, Shareholders, any of their respective Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Seller, a Shareholder or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller or Shareholder shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller or Shareholder is advised by its counsel in writing is legally required to be disclosed, provided that Seller and Shareholders shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
6.03 Non-competition; Non-solicitation.
(a)
For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller and the Shareholders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, lender, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a business relationship with the Business, to terminate or modify any such actual or prospective relationship.  Notwithstanding the foregoing, Seller and any Shareholder and their respective Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller, the Shareholders and their respective Affiliates do not collectively, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)
During the Restricted Period, Seller and the Shareholders shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who was offered employment by Buyer or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.03(b) shall prevent Seller, the Shareholders or any of their respective Affiliates from hiring (i) any employee whose employment has been terminated by Buyer, or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee provided that Seller, Shareholders and their Affiliates have not, directly or indirectly, solicited the employee to terminate his employment.

(c)
Seller and the Shareholders acknowledge that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or the Shareholders of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)
Seller and the Shareholders acknowledge that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer, are given in connection with the sale of the goodwill of the Business and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.04 Books and Records.
(a)
In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of four (4) years after the Closing, Buyer shall:

(i)	retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and
(ii)	upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.
(b)
In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of four (4) years following the Closing, Seller shall:

(i)	retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and
(ii)	upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.
(c)
Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

provided, however, that any books and records related to Tax matters shall be retained for the period of time required by applicable Law.
6.05 Public Announcements; SEC Filings.  Seller and the Shareholders shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Buyer.  Seller and the Shareholders acknowledge that Buyer is a subsidiary of a company listed on NASDAQ which is also a reporting company under the Securities Exchange Act of 1934.  As such, Buyer’s parent company may make public announcements regarding this Agreement and the transactions contemplated hereby without the consent or approval of Seller or the Shareholders.  Seller and the Shareholders shall use their best efforts to assist Buyer’s parent company in connection with any filings and disclosures with the Securities and Exchange Commission, NASDAQ or otherwise which Buyer’s parent company believes are required regarding the transaction contemplated by this Agreement, including without limitation the preparation and audit of financial statements of Seller in such a manner and for such periods as will comply with applicable rules of the Securities and Exchange Commission and NASDAQ.
6.06 Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
6.07 Receivables.  From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof.  From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.
6.08 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax but excluding any Taxes and fees imposed by the State of

Oklahoma and excluding any Taxes and fees based on the revenue, assets or income of Buyer) shall be borne and paid by Seller when due.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
6.09 Property Taxes and Other Proration Items.  Any ad valorem or similar Taxes on the Purchased Assets for a period beginning before the Closing Date and ending after the Closing Date shall be paid by Buyer but Seller shall promptly, upon Buyer’s request, reimburse Buyer for that percentage of such taxes equal to the number of days in the taxable period before the Closing Date divided by the total number of days in the taxable period.  Seller shall promptly reimburse Buyer upon request in accordance with a similar allocation methodology for utilities and any other expense items which are customarily subject to proration.
6.10 Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
                                    ARTICLE VII                                                                                                                                                           INDEMNIFICATION
7.01 Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.03, Section 4.08, 4.11(i), Section 4.22, Section 5.01, Section 5.02. Section 5.03 and Section 5.04 shall survive indefinitely, and (ii) Section 4.19 and Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
7.02 Indemnification By Seller.  Subject to the other terms and conditions of this Article VII, Seller shall reimburse, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)
any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)	any Excluded Liability; or
(d)
any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.

7.03 Indemnification By Buyer.  Subject to the other terms and conditions of this Article VII, Buyer shall reimburse, indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)
any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(c)	any Assumed Liability; or
(d)
any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising after the Closing Date.

7.04 Certain Limitations.  The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:
(a)
Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds $50,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Basket.

The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.02(a) shall not exceed $2,000,000.00 (the “Cap”).
(b)
Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.03(a) shall not exceed $2,000,000.00 (the “Cap”).

(c)
Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.03, Section 4.08, Section 4.11(i), Section 4.19, Section 4.21, Section 4.22, Section 5.01, Section 5.02, Section 5.03, Section 5.04 and Section 5.06.

(d)
For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.05 Indemnification Procedures.  The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.
(a)
Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)
Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party shall assume the defense of and continue to contest or defend such Third Party Claim at its sole cost and expense and in such event, (i) the Indemnifying Party shall have no further obligations to contest or defend such Third Party Claim; (ii) the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer and (iii) the Indemnified Party shall be solely responsible for payment of any liability above the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)
Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.  Any Direct claim made by an Indemnified Party in accordance with the terms of this Agreement shall be deemed to have been withdrawn and waived unless a formal litigation proceeding has been commenced within eighteen (18) months of such Indemnified Party’s notice to the Indemnifying Party of such Direct Claim pursuant to the terms of this Agreement.

7.06 Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 10 Business Day period, any amount payable shall accrue interest in accordance with Section 8.12(b) hereof.
7.07 Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
7.08 Insurance Offset.  The amount of any Loss for which indemnification is provided under this Article VII shall be determined net of any amounts recovered, recoverable or for which there is a right of recovery by an Indemnified Party or any of such Indemnified Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnified Party or such Indemnified Party’s Affiliates is a party or has rights.
7.09 Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
7.10 Exclusivity.  After the Closing, to the extent permitted by Law and excluding claims for fraud, the indemnities set forth in this Agreement shall be the exclusive remedies of Buyer and Seller and their respective officers, directors, employees, agents and Affiliates for any inaccuracy in any representation or warranty, misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement.  Without limiting the generality of the foregoing, except as otherwise set forth in this Agreement, no party shall have any rights to set off indemnifiable Losses pursuant to this Article VII against other obligations owed to another party hereto.
                                 ARTICLE VIII
                                 MISCELLANEOUS
8.01 Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
8.02 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):
If to Seller or to any Shareholder:	Triton Miami, Inc. 20221 NE 16th Place, North Miami, Florida 33179 E-mail: rhimber@tritondatacom.com Attention: Ross Himber, Chief Executive Officer
with a copy to:	Katz Barron Squitero Faust Friedberg English & Allen, P.A. 100 N.E. Third Avenue

Suite 280 Fort Lauderdale, Florida 33301-1176 Facsimile: (954) 522-5119 E-mail: matt@katzbarron.com Attention: Matthew D. Katz, Esq.
If to Buyer:	ADDvantage Triton, LLC 1221 East Houston Street Broken Arrow, Oklahoma 74012 Facsimile: (918) 251-0792 E-mail: sfrancis@addvantagetech.com Attention: Scott A. Francis, Chief Financial Officer
with a copy to:	Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. 320 South Boston Avenue, Suite 200 Tulsa, Oklahoma 74103 Facsimile: (918) 594-0505 E-mail: dgustafson@hallestill.com Attention: Del L. Gustafson
8.03 Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and the Disclosure Schedule mean the Articles, Sections, Exhibits and Disclosure Schedule of and to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
8.04 Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
8.05 Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Except as provided in Section 6.03(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.06 Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in another Transaction Document, the statements in the body of this Agreement will control.
8.07 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  No assignment shall relieve the assigning party of any of its obligations hereunder.
8.08 No Third-party Beneficiaries.  Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
8.09 Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)
This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Oklahoma without giving effect to any choice or conflict of Law provision or rule (whether of the State of Oklahoma or any other jurisdiction).

(b)
ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OKLAHOMA IN EACH CASE LOCATED IN THE CITY OF TULSA AND COUNTY OF TULSA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR

OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

8.11 Equitable Remedies.  Each party acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the non-breaching party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
8.12 Attorneys’ Fees and Interest.
(a)
In the event that any party institutes an Action against another party to enforce the provisions of this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in such Action shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the Action, including reasonable attorneys’ fees and expenses and court costs.

(b)
Any financial obligation of a party hereunder shall accrue interest from and including the due date to and including the date of payment at a rate per annum equal to ten percent (10%) compounded daily.

8.13 Cumulative Remedies.  The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.
8.14 Time of the Essence.  Time shall be of the essence in this Agreement.
8.15 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
8.16 Joint and Several Liability of Shareholders.  Subject to this Section 8.16, each Shareholder shall be jointly and severally liable to Buyer and to any Buyer Indemnitees for any breach by Seller of its obligations under this Agreement, including without limitation, a breach by Seller of its obligations under Article VII; provided, however, notwithstanding anything in this Section 8.16, this Agreement or otherwise to the contrary, (a) in the event of any breach by Seller of its obligations under this Agreement, Shareholders Tappen and Sadovnik shall be liable to Buyer and to any Buyer Indemnitees for such Losses only to the extent of their current percentage ownership of Seller as set forth in Schedule 2.09(b), but Shareholder Himber shall be jointly and severally liable for 100% of such Losses, and (b) no Shareholder shall be liable or responsible for any Losses resulting from another Shareholder’s breach of Sections 6.02, 6.03, 6.05 or 6.11.  In the event of the application of such joint and several liability, each Shareholder shall have the same defenses and rights of Seller with respect to any breach by Seller of its obligations under this Agreement, including, without limitation, the application of Sections 7.01, 7.04, 7.08 and 7.10).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
TRITON MIAMI INC.

By: /s/ Ross Himber

Name:  Ross Himber
Title:  President

/s/ Ross Himber
Ross Himber

/s/ Bruce Tappen
Bruce Tappen

/s/ Kevin Sadovnik
 Kevin Sadovnik

ADDVANTAGE TRITON, LLC

By: /s/ David L. Humphrey
Name:  David L. Humphrey
Title:  President

SCHEDULE 2.09(b)

SELLER SHAREHOLDERS OWNERSHIP PERCENTAGES

Name of Shareholder	Ownership Percentage
Ross Himber	80%
Bruce Tappen	10%
Kevin Sadovnik	10%

    SELLER DISCLOSURE SCHEDULE

The Seller provided a separate Disclosure Schedule with the following sections:  Assigned Contracts (2.01(c)), Tangible Personal Property (2.01(e)), Excluded Assets (2.02(d)), GAAP Exceptions (2.06(b)(i)), Jurisdictions (4.01), Consent Required for Assignment (4.03), Financial Statements (4.04), Contracts (4.07(a)), Permitted Encumbrances (4.08), Sufficiency of Assets (4.09), Leased Real Property (4.10(b)), Sufficiency of Leased Real Property (4.10(d)), Intellectual Property Registrations and Assets (4.11(a)), Intellectual Property Agreements (4.11(b)), Material Customers (4.14(a)), Material Suppliers (4.14(b)), Insurance Policies (4.15(a)), Insurance Claims (4.15(b)), Actions (4.16(a)), Permits (4.17(a)), Environmental Permits (4.18(b)), Environmental Reports (4.18(h)), Benefit Plans (4.19(a)), Employment (4.20(a)).

The registrant has omitted all of the sections of the Disclosure Schedule from this filing and has agreed to furnish supplementally a copy of any of these omitted sections to the Commission upon request.